UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

The Charles Schwab Family of Funds

Schwab Investments

Schwab Capital Trust

Schwab Strategic Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

PROXY LITE MESSAGE TO BE SENT AS REMINDER AFTER SEVERAL MAILINGS

“Hi, this is Jon de St. Paer,

I am the CEO and President of the Schwab Funds and ETFs.

•	We sent you proxy materials and contacted you several times requesting that you vote on a proposal to elect Trustees to oversee the Funds.

•	We apologize for contacting you again, but our records indicate that we have not yet received your vote and the June 1st deadline is fast approaching.

•	Your vote is very important, no matter how few shares you own. So please vote as soon as possible by pressing 1 at any time to be connected with a proxy specialist. If this message was recorded on your voice mail, please call 855-976-3331 to vote your shares today.

•	After we receive your vote, we will not contact you about this matter again.

Thank you for investing with us.”

Text Message for Proxy Campaign

Charles Schwab Asset Management (logo)

URGENT: We need your vote.

You are a shareholder invested in the Schwab Funds/ETFs. We contacted you several times requesting that you vote on a proposal to elect Trustees to oversee the Funds but have not yet received your vote. Your vote is important no matter how few shares you own.

To review the meeting proposals please click the following link:

https://www.schwabassetmanagement.com/important-proxy-vote

To prevent any additional mailings or phone calls, please contact us at 855-976-3331, or vote using the link below. After we receive your vote, we will not contact you about this matter again.

http://broadridge.viewproxy.com/votes/####

Urgent: We need your vote.

Your vote is very important no matter how few shares you own. After we receive your vote, we will not contact you about this matter again.

Dear Valued Schwab Funds Shareholder:

•	We sent you proxy materials and contacted you several times requesting that you vote on a proposal to elect Trustees to oversee the Funds.

•	We apologize for contacting you again, but our records indicate that we have not yet received your vote.

•	Your vote is very important, no matter how few shares you own.

•	By voting as soon as possible, you can help the Funds avoid the expense of sending additional communications – a process that is costly to the Funds and shareholders.

•	The Trustees of the Funds believe this proposal is in the best interests of the shareholders and recommend a vote FOR each of the nominees.

Schwab Funds offer three easy methods for you to vote:

VOTE ONLINE	VOTE BY MAIL	VOTE BY PHONE
Visit www.proxyvote.com and enter the control number that appears on your enclosed proxy card. Follow the on-screen prompts to vote.	Return the executed proxy card in the postage-paid envelope provided so it is received before June 1, 2022.

Call 1-855-976-3331 Monday through Friday, 9 a.m. to 10 p.m. ET, to speak with a proxy specialist.

OR

If you have your proxy materials, call the number listed on your enclosed proxy card and follow the touch-tone prompts to vote.

Thank you for your attention to this matter.

Sincerely,

Jonathan de St. Paer

President and Chief Executive Officer of the Schwab Funds